Exhibit 99.1

FLIR Systems to Advance Its Unmanned Solutions Strategy with the Acquisition of Endeavor Robotics
Acquisition of Proven Leader in Mission-Critical Robotics Systems for $385M Will Provide FLIR Entry into Attractive Unmanned Ground Vehicles Market for Military, Public Safety, and Critical Infrastructure
WILSONVILLE, Ore., February 11, 2019 – FLIR Systems, Inc. (NASDAQ: FLIR) announced today that it has entered into a definitive agreement to acquire Endeavor Robotic Holdings, Inc., a leading developer of battle-tested, tactical unmanned ground vehicles (UGVs) for the global military, public safety, and critical infrastructure markets, from Arlington Capital Partners for $385 million in cash. Endeavor’s highly-mobile and easy to operate ground robots utilize advanced sensing and actuation in providing explosive ordnance disposal, reconnaissance, inspection, and hazardous materials support for troops, police, and industrial users at stand-off range. Along with the recent acquisition of Aeryon Labs, FLIR has significantly expanded its unmanned systems capabilities.

Based outside Boston and formerly known as iRobot Defense & Security, Endeavor has shipped more than 7,000 UGVs to customers in over 55 countries. Their robots have been deployed in numerous applications, including by police and SWAT teams, by first responders, and at nuclear power and industrial plants. Endeavor is one of the largest UGV providers to the United States (U.S.) Department of Defense (DoD), and a key supplier of unmanned systems for the accelerating modernization of global military and law enforcement operational assets. Having recently been awarded the U.S. Army’s Man Transportable Robotic System Increment II (MTRS Inc II) contract, Endeavor is a major participant in several programmatic opportunities with the U.S. DoD and its ally militaries worldwide.

“The acquisition of Endeavor Robotics, coupled with previous acquisitions of Aeryon Labs and Prox Dynamics, has positioned FLIR as a leading unmanned solutions provider and advances the strategy we detailed at our Investor Day last year,” said Jim Cannon, President and CEO of FLIR Systems. “This acquisition aligns with our evolution from sensors to intelligent sensing and ultimately solutions that save lives and livelihoods. Endeavor’s momentum with the U.S. DoD and other global defense and police forces provides us significant opportunity to participate in long-term franchise programs and will help us create growth for the company.”

Having the largest deployed fleet of tactical robotics systems in the world, Endeavor has over 30 years of proven experience in advanced ruggedized UGVs. The company’s family of UGVs covers a broad spectrum of robot weight classes, from the five-pound throwable FirstLook® reconnaissance robot to the 500-pound Kobra™ heavy-lift robot, and all models are controllable under one common command and control system. Endeavor’s modular approach to design also allows for varying payloads and sensor systems for the needs of each customer, including imaging and reconnaissance, vehicle and room inspection, bomb disposal, hazardous materials detection and disposal, radiation monitoring, and route clearance.

Exhibit 99.1

“Joining forces with FLIR Systems will allow Endeavor to take its life-saving technology to the next level, so we can better serve the warfighter, the police officer, and the first responder who use our robots on the frontlines every day,” said Sean Bielat, CEO of Endeavor. “We’re excited to be part of a company that sees its strategic growth in unmanned systems and will invest in our products, platforms and people. It is a tremendous fit and we look forward to the mission ahead.”

Upon closing of the acquisition, which is expected in the first quarter of 2019, Endeavor will be part of the FLIR Government and Defense Business Unit’s Unmanned Systems and Integrated Solutions division. The transaction is expected to be $0.03 dilutive to FLIR Systems’ 2019 adjusted earnings per share due to borrowing costs associated with funding the transaction, and accretive thereafter. FLIR Systems’ management will discuss this strategic acquisition during its 2018 Q4 earnings call scheduled for February 13, at 9 a.m. Eastern Standard Time.

About FLIR Systems
Founded in 1978 and headquartered in Wilsonville, Oregon, FLIR Systems is a world-leading maker of sensor systems that enhance perception and heighten awareness, helping to save lives, improve productivity, and protect the environment. Through its nearly 3,700 employees, FLIR Systems’ vision is to be “The World’s Sixth Sense” by leveraging thermal imaging and adjacent technologies to provide innovative, intelligent solutions for security and surveillance, environmental and condition monitoring, outdoor recreation, machine vision, navigation, and advanced threat detection. For more information, please visit http://www.flir.com and follow @flir.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “anticipates,” “estimates,” “expects,” “intends,” and “believes” and similar words and expressions and include the assumptions that underlie such statements. Such statements are based on current expectations, estimates, and projections based, in part, on potentially inaccurate assumptions made by management. Forward-looking statements include but are not limited to: statements about the expected timing and completion of the proposed acquisition; the anticipated effect of the acquisition; including the costs associated with the transaction, the impact of financing the transaction and express and implied benefits from the acquisition; the benefit of acquired technology and capabilities, plans and expectations for the acquired entity; the risk that the parties may not be able to obtain necessary regulatory approvals; risks related to disruption of management time as a result of the acquisition and other statements not historical facts. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. Such forward-looking statements speak only as of the date on which they are made and FLIR Systems does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.

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Tim McDowd
503-498-3146
tim.mcdowd@flir.com

Investor Relations
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